Independent Auditors' Consent

The Board of Trustees
Limited Term New York Municipal Fund:

We consent to the use in this Registration Statement of Limited Term New York Municipal Fund of our report dated January 19, 2001, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP

Denver, Colorado
April 16, 2001